Exhibit 99.1

PepsiCo Reports 15% First Quarter Earnings per Share Growth, Driven by

Double-Digit Division Operating Profit Performance

PURCHASE, N.Y., April 14, 2005 – PepsiCo reported a 15% increase in first-quarter earnings per share to $0.53, fueled by Division operating profit growth of more than 10%.

Net revenues increased 7%, with each of the Company’s operating Divisions posting solid top line growth.

Chairman and CEO Steve Reinemund said, “I am pleased with our performance for the first quarter. The strength of the portfolio continues to prove itself, with each operating Division performing well, giving me confidence in our outlook for the full year.”

Summary of PepsiCo First Quarter 2005 Results

% Growth Rate
Volume (Servings)	4
Revenue	7
Division Operating Profit	10
Net Income	13
Earnings Per Share	15

Summary of Division First Quarter 2005 Results

	% Growth Rate
	FLNA	PBNA	PI	QFNA	Total PepsiCo
Volume	3	1.5	4/9¹	6	3/4¹
Revenue	6	4	12	10	7
Division Operating Profit	6	8	20	18	10

¹	Snacks/beverages

Frito-Lay North America (FLNA) generated 6% revenue growth behind strong core brand performance.

FLNA’s revenue growth was balanced across its portfolio. The Division’s four largest brands — Lay’s, Doritos, Tostitos and Cheetos — had combined revenue growth of almost 6%, roughly in line with total salty snack revenue growth. Revenues of the Division’s other macro snack products rose in high-single digits, reflecting strong performance from the Grandma’s and Gamesa branded cookie lines, continued strong sales of nuts and premium meat snacks, and double-digit growth in Quaker rice snacks.

Operating profit grew in line with revenue growth. Operating margins were hampered by increased fuel and energy costs in the quarter, which impacted the costs of freight, plant operations and route truck fuel.

PepsiCo Beverages North America (PBNA) posted 1.5% volume growth, lapping 5% growth in 2004

Volume grew 1.5% in the quarter, with the Division’s non-carbonated beverage portfolio increasing 8% and carbonated soft drinks (CSDs) declining 1%. The Division lapped one of its stronger volume growth quarters of 2004, when volumes were up 5%. Favorable Easter holiday timing contributed about 50 basis points to volume growth.

Non-carbonated beverage volume growth was fueled by double-digit growth in Gatorade, Aquafina and Propel fitness water. Tropicana chilled juice volume declined 2% in the quarter, reflecting the impact of increased pricing.

Within carbonated soft drinks, low single-digit volume growth in trademark Sierra Mist was more than offset by a low single-digit decline in trademark Pepsi. Trademark Mountain Dew volume was roughly flat to prior year. Diet CSDs continued to perform well, with volume growth in the mid-single digits.

Solid net revenue growth reflected increased pricing and favorable product mix, offset somewhat by a decline in concentrate shipments, which lagged bottler case sales growth. Operating profit grew 8%, lapping 20% in 2004. Operating profit growth reflected the revenue gains and the favorable resolution of prior year estimated marketing accruals, partly offset by higher energy and raw material costs. The marketing accrual adjustment contributed four points to PBNA’s operating profit growth and one point to total PepsiCo Division operating profit growth in the quarter.

PepsiCo International (PI) profits increased 20% as emerging markets continue strong growth.

Snacks volume growth of 4% was driven by single-digit growth at Gamesa and Sabritas in Mexico, double-digit growth in Egypt and Turkey, and strong double-digit growth in the four major emerging markets (India, China, Russia, and Brazil). Growth was offset somewhat by volume declines at Walker’s in the UK. The dissolution of the Company’s snack joint venture in South Korea and an acquisition in Romania had no net impact on the reported snack volume growth rate.

Beverage growth of 9% was driven by strong performance across the Middle East and double-digit growth in total for the major emerging markets, offset somewhat by a modest volume decline in Mexico. Carbonated soft drinks grew at a high single-digit rate, and non-carbonated beverage volume grew at a double-digit rate.

PI Regional Volume Growth First Quarter 2005 Results

	% Growth Rate
	Snacks	Beverages
Latin America	5	1
Europe, Middle East and Africa	3¹	11
Asia Pacific	1²	17
Total PI	4	9

¹	Growth ex acquisition: 1%
²	Growth ex JV divestiture: 20%

Net revenue grew 12%, driven by the broad-based volume gains and favorable pricing and mix. Foreign currency translation contributed 2 points of net revenue growth. Operating profit grew 20%, driven by revenue growth and 1 point of foreign exchange benefit. During the quarter, PepsiCo acquired the remaining 40.5% interest in Snack Ventures Europe from General Mills. The combined impact of acquisition activities in the quarter contributed one percentage point to PI operating profit growth.

Quaker Foods North America (QFNA) had exceptional top line and bottom line results in the quarter.

Double-digit volume growth of Quaker oatmeal and Cap’n Crunch cereal and the impact of favorable mix drove 10% revenue growth in the quarter. Operating profit growth was driven by the strong sales growth, and the growth of higher margin products.

PBG share sales, share repurchases, and a reduced tax rate contributed to EPS growth. Earnings per share growth was bolstered by a $28 million pre-tax gain recognized on the sale of shares in The Pepsi Bottling Group, a 1% reduction in the number of weighted average shares outstanding, and a 50 basis point reduction in the Company’s effective tax rate.

2005 earnings guidance increased on favorable tax rate revision. The Company expects earnings per share for 2005 of at least $2.56, excluding the impact of the 53rd week (see note under “Miscellaneous Disclosures”, below). Including the impact of the 53rd week, the Company expects earnings per share of at least $2.60. This guidance is an increase of $0.01 per share from the Company’s previous guidance, reflecting a favorable adjustment to the Company’s expected full-year tax rate. The Company expects the impact of the 53rd week on earnings per share to be $0.04-$0.05.

The Company is evaluating whether to repatriate undistributed international earnings in 2005 under the provisions of the American Jobs Creation Act. The Company believes that the maximum amount that can be repatriated under the Act is $7.5 billion. The Company’s earnings guidance does not include the impact on earnings that would result in the event the Company repatriates cash during the year.

About PepsiCo

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $29 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generates $1 billion or more in annual retail sales.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.

Miscellaneous Disclosures

Conference Call. At 11 a.m. (Eastern Time) today, the Company will host a conference call with investors to discuss first quarter 2005 results and the outlook for the full year 2005. For details, visit the Company’s site on the Internet at http://www.pepsico.com.

Reconciliation. In discussing financial results and guidance, the Company may refer to certain non-GAAP measures. A reconciliation of any such non-GAAP measures to reported financial statements can be found under “Press Releases” on the Company’s website at http://www.pepsico.com in the “Investors” section.

Bottler Volume. Volume for products sold by PepsiCo’s bottlers is reported by PepsiCo on a monthly basis, with the first quarter comprising January, February and March for North America, and January and February for PepsiCo International.

53rd Week in 2005. PepsiCo’s fiscal year ends on the last Saturday in December. As a result, most fiscal years contain 52 weeks, and a 53rd week is added every five or six years. For purposes of comparability, the Company provides guidance that excludes the 53rd week. The Company provides guidance that excludes the estimated impact of the 53rd week since it is more indicative of our ongoing performance.

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts)

	12 Weeks Ended
	3/19/05	3/20/04
	(unaudited)
Net Revenue	$6,585	$6,131

Cost and Expenses
Cost of sales	3,018	2,811
Selling, general and administrative expenses	2,291	2,161
Amortization of intangible assets	29	32

Operating Profit	1,247	1,127

Bottling Equity Income	65	39
Interest Expense	(50)	(35)
Interest Income	23	10

Income before Income Taxes	1,285	1,141

Provision for Income Taxes	373	337

Net Income	$912	$804

Diluted
Net Income Per Common Share	$0.53	$0.46
Average Shares Outstanding	1,713	1,736

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions)

	12 Weeks Ended
	3/19/05	3/20/04
	(unaudited)
Net Revenue
Frito-Lay North America	$2,263	$2,144
PepsiCo Beverages North America	1,784	1,718
PepsiCo International	2,121	1,891
Quaker Foods North America	417	378

Total Net Revenue	$6,585	$6,131

Operating Profit
Frito-Lay North America	$539	$510
PepsiCo Beverages North America	415	384
PepsiCo International	307	257
Quaker Foods North America	145	123

Division Operating Profit	1,406	1,274
Corporate unallocated	(159)	(147)

Total Operating Profit	$1,247	$1,127

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions)

	12 Weeks Ended
	3/19/05	3/20/04
	(unaudited)
Operating Activities
Net income	$912	$804
Adjustments
Depreciation and amortization	282	275
Stock-based compensation expense	77	91
Cash payments for merger-related costs and other restructuring charges	(14)	(26)
Bottling equity income, net of dividends	(51)	(36)
Deferred income taxes	(7)	(34)
Other, net	185	164
Net change in operating working capital	(635)	(526)

Net Cash Provided by Operating Activities	749	712

Investing Activities
Snack Ventures Europe (SVE) minority interest acquisition	(750)	—
Capital spending	(181)	(182)
Sales of property, plant and equipment	25	7
Other acquisitions and investments in noncontrolled affiliates	(41)	(11)
Cash proceeds from sale of PBG stock	47	—
Short-term investments, net	(528)	52

Net Cash Used for Investing Activities	(1,428)	(134)

Financing Activities
Proceeds from issuances of long-term debt	13	—
Payments of long-term debt	(3)	(80)
Short-term borrowings, net	733	(116)
Cash dividends paid	(387)	(274)
Share repurchases – common	(494)	(574)
Share repurchases – preferred	(6)	(10)
Proceeds from exercises of stock options	233	431

Net Cash Provided by (Used for) Financing Activities	89	(623)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(9)	(2)

Net Decrease in Cash and Cash Equivalents	(599)	(47)

Cash and Cash Equivalents – Beginning of year	1,280	820

Cash and Cash Equivalents – End of period	$681	$773

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	3/19/05	12/25/04
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$681	$1,280
Short-term investments	2,692	2,165

	3,373	3,445
Accounts and notes receivable, net	3,217	2,999
Inventories
Raw materials	660	665
Work-in-process	159	156
Finished goods	819	720

	1,638	1,541
Prepaid expenses and other current assets	648	654

Total Current Assets	8,876	8,639

Property, plant and equipment, net	8,093	8,149
Amortizable intangible assets, net	600	598

Goodwill	3,924	3,909
Other nonamortizable intangible assets	931	933

	4,855	4,842
Investments in noncontrolled affiliates	3,294	3,284
Other assets	2,953	2,475

Total Assets	$28,671	$27,987

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings obligations	$1,804	$1,054
Accounts payable and other current liabilities	5,093	5,599
Income taxes payable	297	99

Total Current Liabilities	7,194	6,752

Long-term debt obligations	2,390	2,397
Other liabilities	3,962	4,099
Deferred income taxes	1,212	1,216

Total Liabilities	14,758	14,464

Preferred stock, no par value	41	41
Repurchased preferred stock	(96)	(90)

Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	627	618
Retained earnings	19,255	18,730
Accumulated other comprehensive loss	(853)	(886)

	19,059	18,492
Less: Repurchased shares	(5,091)	(4,920)

Total Common Shareholders’ Equity	13,968	13,572

Total Liabilities and Shareholders’ Equity	$28,671	$27,987

Supplemental Share and Option Data

(in millions of shares, except average share and exercise prices)

	12 Weeks Ended
	3/19/05	3/20/04
Beginning Net Shares Outstanding	1,679	1,705
Options Exercised	7	15
Shares Repurchased	(9)	(12)

Ending Net Shares Outstanding	1,677	1,708

Weighted Average Basic	1,678	1,707
Dilutive securities:
Options	31	25
Restricted Stock Units	2	1
ESOP Convertible Preferred Stock/Other	2	3

Weighted Average Diluted	1,713	1,736

Average Share Price for the period	$53.46	$49.23
Growth Versus Prior Year	9%

Options Outstanding	178	195
Options in the Money	166	167
Dilutive Options	31	25
Dilutive Options as % of Options in the Money	19%	15%

Average Exercise Price of Options in the Money	$40.31	$37.67

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